Exhibit 10.35

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Separation Agreement”) is entered by and between Joseph G. NeCastro (the “Executive”) and Scripps Networks Interactive, Inc. (the “Company”) as of the _____ day of February, 2016.

1.Recitals.

a.The term "Executive" shall include Executive's heirs, successors, executors, administrators, attorneys, agents and representatives;

b.

The term “Company” shall include Scripps Networks Interactive, Inc., its successors, assigns, partners, affiliates, parents, subsidiaries, divisions, branches, related companies and joint ventures, their respective incorporators, Boards of Directors, officers, owners, shareholders, servants, agents, employees, former employees, representatives, attorneys and insurers, and any person, partnership, corporation, association, organization or entity now or previously acting, directly or indirectly, in the interest of or on behalf of any of the foregoing;

c.Executive has executed and complied with the terms of a Letter of Understanding dated February ____, 2016 (the "LOU");

d.

Executive's employment with the Company ended effective February 15, 2016 ("Separation Date").  Executive is eligible to participate in the Scripps Networks Interactive, Inc. Executive Severance Plan (the “Plan”), as modified by Amendment No. 1 dated November 14, 2012, Amendment No. 2 dated November 13, 2013 and Amendment No. 3 dated February 19, 2015 to Executive's Employment Agreement, dated March 29, 2010 (collectively referred to as the "Employment Agreement");

e.

Section 5 of the Plan specifically provide that Executive is required to sign and not revoke this Separation Agreement to receive the payment of certain severance benefits under the Plan following termination of employment;

f.	The Company hereby advises and Executive acknowledges that he has been advised in writing of the right to consult with a lawyer before signing this Separation Agreement;
g.

The Company and Executive desire to enter into this Separation Agreement to give effect to the foregoing, and to agree on and/or reaffirm certain rights, obligations and understandings that shall survive the Executive’s termination of employment; and

h.

The Plan shall be incorporated herein by reference, but only to the extent specifically called for hereunder. The capitalized terms contained in this Separation Agreement shall, to the extent they are the same as those used in the Plan, carry the same meaning as in the Plan.

2. Severance and Other Benefits.  In consideration for Executive executing and not revoking or violating this Separation Agreement and for his compliance with its terms and those certain Post-Employment Covenants that shall survive the Executive’s termination of employment specified in paragraph 9 below, the Company shall provide the payments and benefits as summarized below (the “Severance Benefits”), which Executive acknowledges to be greater than those available absent execution and non-revocation of this Separation Agreement:

a.

Severance Payment:  Lump sum payment in the amount of Two Million Thirty Four Thousand US Dollars ($2,034,000.00), minus normal tax withholdings,  Said payment will be paid on the first scheduled payroll date after the expiration of the Revocation Period referenced herein and provided that Executive has not revoked this Separation Agreement or violated the terms of this Separation Agreement.

b.

Annual Incentive:  Executive will receive his 2015 Annual Incentive payment from the Company (subject to applicable taxes and withholdings) by March 15, 2016, as earned, based on actual financial and strategic objectives accomplished in 2015.  Executive will receive a lump sum payment of $91,123.00, minus normal tax withholdings as a pro-rata payment of Executive's 2016 Annual Incentive Payment, calculated at Target, and said payment will be paid on the first scheduled payroll date after the expiration of the Revocation Period referenced herein and provided that Executive has not revoked this Separation Agreement or violated the terms of this Separation Agreement.  Note that any amounts deferred under the SNI Executive Deferred Compensation Plan will be paid according to Executive’s previous elections for the Annual Incentive Plan.

c.

Equity Awards:  The outstanding and unvested equity awards under the applicable Company equity plans held by Executive as of the Separation Date that (i) are time-vested restricted share units shall immediately vest (in full and without pro-ration) as of the Separation Date, but will be payable no earlier than six (6) months after the Separation Date, (ii) are performance-based restricted share units, excluding the November 2012 grant, shall vest (in full and without pro-ration) as if Executive had remained employed for the entire applicable performance period (and any additional period of time necessary to be eligible to receive payout for that performance period), based on the extent to which the Company achieves the applicable performance goals for the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of the payout (other than discretionary adjustments applicable to all senior executives who did not terminate employment), which if earned based on actual performance results shall be payable after the end of the applicable performance period upon the terms, and subject to the conditions, of the applicable award agreement, (iii) are the 2012 performance-based restricted share unit grant shall vest in full at the target number of units, and (iv) are stock options shall immediately vest (in full and without pro-ration) on the Separation Date and shall remain exercisable for the remainder of the original Term. All previously vested and outstanding stock options as of the Separation Date shall remain exercisable for the remainder of the original Term.  The Parties acknowledge that, subject to any terms and conditions imposed by the Company, the minimum required tax withholding obligation related to the payout of each of the equity awards described in this Section 2(c) shall be satisfied via a net share withholding method authorized by the applicable equity plan.

d.

Medical Benefits/Health Insurance:  Lump sum payment equal to thirty (30)  months of COBRA continuation for Executive and his covered dependents in the amount of $51,335.40.  This amount will be increased by an amount necessary to cover applicable Federal taxes at the supplemental 39.6% tax rate.  At all times it is Executive’s responsibility to enroll in and submit payment for any benefit continuation Executive elects to continue through COBRA continuation.  In addition, the Company shall pay the cost of Executive's 2016 annual physical examination, to be completed after the date of this Separation Agreement.

e.

Life Insurance:  The Company shall continue Company-provided basic life insurance coverage applicable on Executive Separation Date (and if the policy cannot be continued in its then-current form, the Company shall exercise any required conversion features to continue the policy), at no direct or indirect (e.g. taxes or withholding) cost to Executive, through August 15, 2018.  The amount of such coverage will be reduced by the amount of life insurance coverage, if any, Executive agrees to accept at no cost by a third party employer.

f.

Financial Planning:  A Financial Planning Stipend in the amount of $15,000.00, which is intended to cover the cost of financial planning services for a period of twelve (12) months after the Separation Date.  This amount will be increased by an amount necessary to cover applicable Federal taxes at the supplemental 39.6% tax rate.  It is Executive's responsibility to submit payment for any financial planning services obtained by Executive.  In addition, the Company shall pay Executive’s reasonable attorney’s fees incurred in connection with the negotiation of this Separation Agreement, the LOU and the Consulting Services Agreement.

Executive understands and agrees that in the event that he violates any of the terms of this Separation Agreement, Company's obligation to pay the Severance Benefits shall cease, and Executive will not be entitled to any remaining Severance Benefits.

3.No claims.  Executive represents that neither Executive nor, to his knowledge, any person or entity acting on Executive’s behalf or with Executive’s authority has asserted with any federal, state, or local judicial or administrative body any claim of any kind based on or arising out of any aspect of Executive’s employment with the Company or the ending of that employment.

4.General Release and Waiver of Claims.  In exchange for and in consideration of the Severance Benefits, Executive hereby completely releases and forever discharges the

Company from any and all claims, demands, actions, causes of action, liabilities, losses, costs, expenses (including attorneys’ fees), obligations and judgments of any kind and nature, whether direct, contingent, in Executive’s favor, whether known or unknown, past, present or future, whether in law or in equity, or otherwise and whether in contract, warranty, tort, strict liability, or otherwise, which Executive now has, may have had at any time in the past, or may have at any time in the future arising or resulting from employment with the Company or the ending of his employment on the Separation Date (collectively, the “Released Claims”); provided, however, that this release does not extend to:  (1) rights or claims the release of which is expressly prohibited by law; (2) rights that may arise after the effective date of this Separation Agreement; (3) Executive’s right to enforce this Separation Agreement and the Consulting Services Agreement; (4) rights to any benefits under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Code; (5) rights of Executive to the extent insured under any policy of insurance maintained by the Company which relate to occurrences prior to the effective date of this Separation Agreement; and (6) rights of Executive to be indemnified to the maximum extent permitted by law for any claim to which Executive may become subject as a result of having served as a director, officer or employee of the Company or any of its affiliates.  Executive expressly represents that Executive has the full legal authority to enter into this Separation Agreement for himself and Executive’s heirs.

The Released Claims include, but are not limited to, the following:

a.

All claims arising out of Executive’s employment relationship with Company and the termination of that employment relationship, such as any claims relating to discrimination, harassment, retaliation, accommodation, or whistleblowing.

b.

All claims arising from any alleged violation by the Company of any federal, state, or local statutes, or ordinances, including, but not limited to: claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); the Americans With Disabilities Act; the Executive Retirement Income Security Act of 1974 (“ERISA”); the Family and Medical Leave Act of 1993; the WARN Act; the Genetic Information Nondiscrimination Act; the Occupational Health and Safety Act of 1970; the Equal Pay Act; the Worker Adjustment Retraining and Notification Act Act (the "WARN Act"); qui tam actions or claims under the federal False Claims Act and any state false claims act; the Tennessee Human Rights Act, (Tenn. Code Rev. Ann. § 4-21-101 et seq.); Tennessee Disability Act (Tenn. Code Rev. Ann. §8-50-103 et seq.); Whistle Blower Protection (Tenn. Code Rev. Ann. § 50-1-304(a) to (g), as amended); miscellaneous Tennessee wage provisions (Tenn. Code Rev. Ann. § 50-2-102; et seq.); Tennessee Equal Pay Law (Tenn. Code Rev. Ann. § 50-2-202 et seq.); Workers’ Compensation Retaliation (Tenn. Code Rev. Ann. § 50-6-114) and any similar state, city or local laws or ordinances, and the common law of the State of Tennessee.

c.

All claims based on constitutional, statutory, common law, or regulatory grounds, and any and all claims based on theories of workers' compensation retaliation, breach of contract or implied covenant, deprivation of equity interest, shareholder rights, conversion, defamation, retaliation, wrongful or constructive discharge, fraud, misrepresentation, promissory estoppel, personal injury, defamation, mental anguish, injury to health and personal reputation; or intentional and/or negligent infliction of emotional distress.

d.

All claims for any relief, no matter how denominated, including, but not limited to, back pay, front pay, vacation pay, holiday pay, bonuses, compensatory damages, punitive damages, damages for pain and suffering and attorney fees.

e.	Any other claim of any form against the Company.

Executive understands that the categories and statutes listed above are for example only, and that Executive is waiving all claims, whether based on federal, state or local law, common law or otherwise, and understands that this release does not serve to release any claims that may not be released as a matter of law.  Executive represents and warrants that Executive has not sold, assigned or transferred any Released Claim.  Executive agrees that Executive will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims that Executive has asserted or could have asserted against the Company.  Executive further agrees that if Executive, or any person or entity representing Executive, or any federal, state or local agency, files or asserts such claims, this Separation Agreement will act as a total and complete bar to recovery of any judgment, award, damages or remedy of any kind, except where expressly prohibited by law.

Executive understands that he is releasing the Company from claims that he may not know about as of the date of the execution of this Separation Agreement, and that it is his knowing and voluntary intent even though Executive recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Separation Agreement.  Nevertheless, Executive understands that he is expressly assuming that risk and agrees that this Separation Agreement shall remain effective in all respects in any such case. Executive expressly and completely waives all rights he might have under any law that is intended to protect him from waiving unknown claims, and Executive understands the significance of doing so.

5.Non-Waivable Charges and Waiver of Right to Any Monetary Recovery.  Executive understands that his release of claims in this Separation Agreement does not apply to any non-waivable charges or claims brought before a governmental agency.  Moreover, nothing in this Separation Agreement is intended to or shall interfere with Executive’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing discrimination laws, including but not limited to the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission ("EEOC") or any comparable state or local agency. Nor shall this Separation Agreement prohibit Executive from cooperating with any such agency in its investigation.  With respect to any such non-waivable claims, however, Executive agrees to waive and forego Executive’s right (if any) to any monetary or other recovery (including reinstatement), except where expressly prohibited by law and except as to any recovery to which Executive may be entitled pursuant to Tennessee workers’ compensation and unemployment insurance laws.  Further, nothing in this Separation Agreement prevents or waives Executive’s right to challenge the validity of this Separation Agreement under the ADEA as amended by the OWBPA or otherwise.

6. FMLA and FLSA Rights Honored.  Executive acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he believes he is entitled under the Company’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended.  Executive acknowledges and agrees that, with the payments noted in Paragraph 2, Executive: (a) has received all pay to which Executive was entitled during his employment with Company; (b) is not owed unpaid wages or unpaid overtime compensation by Company; and (c) does not believe that his rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”) and the Equal Pay Act, were violated by Company during his employment.

7. No Admission of Liability.  It is understood and agreed that this Separation Agreement is a compromise of any alleged claims and that the making of this offer, the entering into of this Separation Agreement, and the benefits paid to Executive are not to be construed as an admission of liability on the part of the Company, and that all liability is expressly denied by the Company.

8.Employment Agreement.  Except as specifically incorporated into this Separation Agreement, the Employment Agreement is terminated and wholly superseded by this Agreement.  Executive acknowledges and agrees that in signing this Agreement, he waives any notice requirements relating to the termination of the Employment Agreement.

9.Post-Employment Covenants.  Executive and the Company hereby acknowledge and affirm, to the extent applicable, their respective continuing obligations with respect to those certain covenants contained in Section 9 of the Employment Agreement, all of which are incorporated herein as if set forth verbatim.  Without limiting his obligation to comply with all of the provisions contained in Section 9 of the Employment Agreement, Executive specifically acknowledges and agrees that he remains obligated to comply with the provisions in Section 9 entitled Non-Competition (Section 9(a)), as modified herein and in the Consulting Services Agreement, attached as Exhibit 1, Confidential Information (Section 9(b)), and No Solicitation or Interference (Section 9(c)) (collectively referred to as the "Post-Employment Covenants").  Executive understands, acknowledges and agrees that such provisions will continue to apply, in accordance with their terms, except for the modification to the Non-Competition obligations as set forth herein and in the Consulting Services Agreement, attached to the LOU as Exhibit 1 ("the Consulting Services Agreement").  Further, with respect to Executive's Non-Disparagement obligations as set forth in Section 9(g) of the Employment Agreement, and without limiting such obligations in any way, Executive acknowledges, understands and agrees that this provision prohibits him from making any derogatory or disparaging statements, references or comments about Company to anyone, whether made directly, indirectly or by inference or innuendo, and whether made in-person, in writing, by electronic communication (whether by personal email or otherwise), in a blog, on a website or by any form of social media (e.g., Twitter, LinkedIn or Facebook).

Further, as provided in the Consulting Services Agreement, Executive understands, acknowledges and agrees that his Non-Competition obligations shall be extended and remain in full force and effect from the Separation Date through June 30, 2017, including during the term of the Consulting Services Agreement.  To the maximum extent permitted by law, the time periods of Executive's Post-Employment Covenants will be tolled and suspended during any period in which Executive is in violation of this Separation Agreement.

Company and Executive agree that the Post-Employment Covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.  It is agreed by the Company and Executive that if any portion of the Post-Employment Covenants are held to be unreasonable, unenforceable, arbitrary, or against public policy, then such portion of such covenant shall be considered divisible as to time, geographical area and prohibited activities.  The Company and Executive agree that if any court of competent jurisdiction determines the specified time period, the geographical area, or specified prohibited activities to be unreasonable, arbitrary, or against public policy, then a lesser time period, geographical area or prohibited activities which are determined to be reasonable, non-arbitrary and not against public policy may be enforced against Executive.

10. Reimbursements and Other Payments. Executive represents, warrants and agrees that he has received reimbursement for all expenses incurred by him during his employment with the Company.  Executive further represents, warrants and agrees that there are no other unreimbursed expenses of any type related to his employment with the Company and that he will make no further or additional request, demand or claim for payments of any kind whatsoever from the Company.  Except for the Severance Benefits, and Executive's vested benefits, if any, under the Company’s Section 401(k) savings plan, Executive stock purchase plan and long-term incentive plan (such benefits to be paid in accordance with the relevant plan), no other wages, payments, commissions, bonuses or benefits will be paid by the Company to Executive.  Executive acknowledges and agrees that he has no entitlement to, nor any right to make any claim for, any additional wages, commissions, bonuses or other compensation or benefits, or payments or form of remuneration of any kind whatsoever.  Executive agrees and acknowledges that his representations and warranties contained in this Paragraph 10 are material terms of this Separation Agreement and that any breach by Executive of these representations and warranties shall entitle the Company to the remedies set forth in this Separation Agreement.

11. Executive Representations.  With this Separation Agreement, Executive acknowledges that he has disclosed to the Company in writing any information he has concerning any conduct involving the Company (including any conduct by Executive) that he has any reason to believe may be unlawful, unethical or otherwise inappropriate, including any illegal or improper conduct such as unlawful discrimination or harassment or conduct in violation of the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the federal False Claims Act or any state false claims act.  Other than as so disclosed, Executive acknowledges and warrants that he is not aware of any matters for which he was responsible or which came to his attention as an employee of the Company, or any situations of which he otherwise has knowledge, that might give rise to, evidence, or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination or harassment, retaliation, or other cause of action against the Company, including any matter relating to possible qui tam actions or any matter in violation of the federal False Claims Act or any state false claims act.  Executive certifies that to the best of his knowledge, information and belief, no member of management or any other Executive (including himself) has committed or caused any violation of those statutes, including by committing any fraud or engaging in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon any person or entity.  Executive understands and agrees that these representations are a material inducement for the Company to enter into this Separation Agreement.  Executive further understands and agrees that if the representations are misleading, fraudulent, inaccurate or incorrect, in whole or in part, the same would be a material breach of this Separation Agreement, and that the Company will be entitled to damages in the full amount of the Severance Benefits provided by the Company to Executive as referenced in Paragraph 2 above, unless the Company proves greater damages.  Executive agrees that the damages sustained by the Company in the event of a breach by Executive related to such representations would be difficult to ascertain.  Executive agrees that the amount set forth as damages above is not a penalty, but is instead a reasonable prediction of the minimum amount of actual damages the Company would sustain as a result of Executive's breach of this Paragraph 11.

12. Severability/Waivers. If any provisions of this Separation Agreement are determined to be illegal, invalid or unenforceable for any reason, such determination will not affect the validity of the remainder of the Separation Agreement, including any other provision of the Separation Agreement.  If a court finds that any provision of this Separation Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision will be deemed to be so modified to the extent that the provision will achieve the economic, business or other purposes of the void or unenforceable provision.  No waiver of any term or condition of this Separation Agreement or any part thereof shall be deemed a waiver of any other terms or conditions of this Separation Agreement or of any later breach of this Separation Agreement.

13.Consulting Services Agreement.  Subject to and conditioned upon Executive's execution, non-revocation and compliance with the terms of this Separation Agreement and his obligations thereunder, including but not limited to his obligations as to non-competition and non-solicitation as incorporated into this Separation Agreement in Paragraph 9 above, the Company will engage Executive to provide certain consulting services to the Company, in accordance with the terms, and subject to the conditions of a Consulting Services Agreement, attached to the LOU as Exhibit 1.

14. Binding Agreement.  The rights and obligations of the Company under this Separation Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Separation Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and successors and assigns. Except to the extent specifically provided for herein and in paragraphs 1, 2 and 9 above, upon its execution, this Separation Agreement shall supersede and render null and void any and all previous agreements, arrangements, or understandings between Executive and the Company pertaining to Executive’s employment with the Company, including, but not limited to the Plan and Executive's Employment Agreement, except for the provisions as noted above and in Paragraph 9, which shall remain in full force and effect.  Executive acknowledges and agrees that in signing this Separation Agreement, he waives any notice requirements relating to the termination of the Employment Agreement.

15. Notices.   All notices under this Separation Agreement must be given in writing, by personal delivery facsimile or by mail, if to Executive, to the address shown on this Separation Agreement (or any other address designated in writing by Executive), with a copy to any other person Executive designates in writing, and, if to the Company, to the address shown on this Separation Agreement (or any other address designated in writing by the Company), with a copy, to the attention of the Company’s Chief Legal Officer. Any notice given by mail shall be deemed to have been given three days following postmark date of such mailing.

16. Governing Law.  This Separation Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Tennessee. The parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Tennessee shall be disregarded. Each party hereby agrees for itself and its properties that the courts sitting in Knox County, Tennessee shall have sole and exclusive jurisdiction and venue over any matter arising out of or relating to this Separation Agreement, or from the relationship of the parties, or from the Executive’s employment with the Company, or from the termination of the Executive’s employment with the Company, whether arising from contract, tort, statute, or otherwise, and hereby submits itself and its property to the venue and jurisdiction of such courts.

17. Remedies for Breach of Separation Agreement.  Executive agrees that monetary damages alone for breach of this Separation Agreement cannot adequately compensate the Company for any breach of the Separation Agreement, and unless provided for otherwise by law or regulations, in the event of any breach or threatened breach thereof, the Company shall, to the extent available under applicable law, be entitled to injunctive relief, both temporary and permanent, as well as, and in addition to, all other available remedies, including such damages as may be permitted by law, all of which shall be cumulative and not exclusive.  Executive hereby waives any requirement for the posting of a bond by the Company in connection with any injunctive relief it may seek as set forth herein.  In addition, if a court finds that Executive breached any of the provisions of this Separation Agreement, Executive agrees to pay the reasonable attorneys’ fees and costs the Company incurred in bringing the action.  This Paragraph does not apply to any action brought by Executive to challenge the validity of this Separation Agreement in a legal proceeding under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

18.      Consideration Period. Executive also understands and agrees that he shall not sign this Separation Agreement until the day immediately following his Separation Date, as defined above.  Executive acknowledges and understands that he had a period of at least twenty-one (21) calendar days from receipt of this Separation Agreement to consider its terms. In signing below, Executive expressly acknowledges that he has been afforded at least twenty-one (21) days to consider this Separation Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free will. Executive agrees that any change, material or immaterial, to the terms of this Separation Agreement before he signs the Separation Agreement does not restart the running of the twenty-one (21) day period.  If Executive has not executed this Separation Agreement and returned it to Cynthia Gibson, Chief Legal Officer, via email at

cynthia.gibson@scrippsnetworks.com by the end of the third (3rd) business day immediately following his Separation Date, this Separation Agreement will be cancelled and will have no effect.

19.Revocation Period.  Executive acknowledges and understands that, for a period of seven (7) days following his signing of this Separation Agreement, he may revoke his acceptance of this Separation Agreement by delivering a written revocation to Cynthia Gibson, Chief Legal Officer, via email at cynthia.gibson@scrippsnetworks.com.  If Executive timely revokes the Separation Agreement, all its provisions will be null and void.

20.Voluntary Execution. Executive acknowledges that by this Separation Agreement, he is hereby advised and encouraged to consult with an attorney of his choice before signing this Separation Agreement; that he has carefully read this Separation Agreement in its entirety; that he has had an adequate opportunity to consider it; that he understands its terms; that he voluntarily assents to all the terms and conditions contained in this Separation Agreement; that he is signing it voluntarily and of his own free will; and that he is not suffering from any disability or condition that would render him unable to enter into this Separation Agreement.

21.Restriction on Returning to the Company.  Executive understands and agrees that his employment relationship with the Company has ended, and that the Company and any other entity controlled by or related to the Company reserve the right to refuse to re-employ or rehire Executive in any capacity following his Separation Date.  Executive further agrees that this Separation Agreement and the consideration provided herein will constitute sufficient grounds for the denial of his application and the refusal to employ him.  Executive further understands that if he is re-employed or rehired by the Company or by any other entity controlled by or related to the Company, in any capacity following his Separation Date, any Severance Benefits not yet paid or provided to Executive will be forfeited and will not be paid or provided to Executive by the Company.

22.Section 409A.   The intent of the Parties is that payments and benefits under this Separation Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted; this Separation Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Separation Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company and the Executive to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Paragraph 2 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Separation Agreement are intended to be treated as separate payments for purposes of Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.  Notwithstanding any provision of this Separation Agreement to the contrary, any payment under this Separation Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of the Executive’s separation from service for any reason other than death, or (2) the date of the Executive’s death. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Separation Agreement.  Those cash payments under Section 2 which are paid on or before March 15, 2016 are intended to be exempt from the definition of "deferred compensation" under Section 409A as they are intended to satisfy the short-term deferral exemption set forth in Treas. Reg. Section 1.409A-1(b)(4).  Those cash amounts unrelated to equity awards which are paid after March 15, 2016, are intended to be exempt from the definition of "deferred compensation" under Section 409A as they are intended to satisfy the separation pay exemption set forth in Treas. Reg. Section 1.409A-1(b)(9).

23.     No Precedent.  The terms of this Separation Agreement will not establish any precedent, nor will this Separation Agreement be used as a basis to seek or justify similar terms in any subsequent situation involving persons other than Executive.  This Separation Agreement may not be offered, used, or admitted into evidence in any proceeding or litigation, whether civil, criminal, arbitral or otherwise for such purpose.  This Separation Agreement may be introduced, however, in any proceeding to enforce the Separation Agreement.

24.Counterparts and Effective Date.  This Separation Agreement may be signed in two or more identical counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.  A signature transmitted by facsimile or email shall be deemed the equivalent of an original signature.  The Separation Agreement will not be effective or enforceable until it has been executed by both parties, and the seven (7) day Revocation Period has expired.  All payments called for hereunder shall be made within 30 days of the expiration of the Revocation Period, unless otherwise specifically provided for either herein or in the Plan.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement on the date(s) specified below.

JOSEPH G. NECASTRO Signature:_________________________ Date:_____________________________	SCRIPPS NETWORKS INTERACTIVE, INC. By:______________________________ Its:_______________________________ Date:_____________________________

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